File No. 811-4503

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only
(as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

AQUILA MUNICIPAL TRUST
(Exact Name of Registrant as Specified in Charter)

120 West 45th Street, Suite 3600
New York, New York 10036
(Address of Principal Executive Offices)

(212) 697-6666
(Registrant’s Telephone Number)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required

IMPORTANT NOTICE

Aquila Tax-Free Trust of Oregon

Dear Shareholder:

Thank you for your timely response in connection with the special shareholder meeting of Aquila Tax-Free Trust of Oregon to be held on May 29, 2020.

Our records reflect your preference to abstain from voting on the proposal to approve an Agreement and Plan of Reorganization.

This proposal is of utmost importance.  We are writing to ask that you take a few moments to review the information contained within this letter and the combined Proxy statement and prospectus that were previously provided to you and reconsider your previous abstention from voting.

The Board of Trustees recommends that you vote FOR the proposal.  As detailed in the combined proxy statement and prospectus (available at https://aquilafunds.com/wp-content/uploads/ATFTO-Proxy.pdf), efficiencies are expected to be achieved with the Reorganization, including lower aggregate Trustee fees and expenses and costs associated with holding Board and committee meetings.

Unless Aquila Tax-Free Trust of Oregon receives the favorable vote of 50% of its total outstanding shares, the proposal will not be approved. For purposes of determining this vote, an abstention has the same effect as a vote against the proposal.

Your vote is important and your participation in the affairs of your fund does make a difference. If you decide to revoke your abstention and register your vote, you can do so by calling our proxy solicitor, Computershare Fund Services, at 1 866-905-8160.

If you have any questions or would like an additional set of Proxy Materials, please contact our proxy solicitor, Computershare Fund Services, at 1 866-905-8160. We appreciate your time and careful consideration.

Sincerely,

Diana P. Herrmann
Vice Chair and President

IMPORTANT NOTICE

Aquila Tax-Free Trust of Oregon

Dear Shareholder:

Thank you for your timely response in connection with the special shareholder meeting of Aquila Tax-Free Trust of Oregon to be held on May 29, 2020.

Our records reflect your preference to abstain from voting on the proposal to approve an Agreement and Plan of Reorganization.

This proposal is of utmost importance.  We are writing to ask that you take a few moments to review the information contained within this letter and the combined Proxy statement and prospectus that were previously provided to you and reconsider your previous abstention from voting.

The Board of Trustees recommends that you vote FOR the proposal.  As detailed in the combined proxy statement and prospectus (available at https://aquilafunds.com/wp-content/uploads/ATFTO-Proxy.pdf), efficiencies are expected to be achieved with the Reorganization, including lower aggregate Trustee fees and expenses and costs associated with holding Board and committee meetings.

Unless Aquila Tax-Free Trust of Oregon receives the favorable vote of 50% of its total outstanding shares, the proposal will not be approved. For purposes of determining this vote, an abstention has the same effect as a vote against the proposal.

Your vote is important and your participation in the affairs of your fund does make a difference. If you decide to revoke your abstention and register your vote, you can do so by mail, Internet or touch-tone phone. Please refer to the enclosed proxy card for instructions to cast your vote. Receipt of a proxy vote with a later date will completely revoke your previous ballot.

If you have any questions or would like an additional set of Proxy Materials, please contact our proxy solicitor, Computershare Fund Services, at 1 866-905-8160. We appreciate your time and careful consideration.

Sincerely,

Diana P. Herrmann
Vice Chair and President

[Aquila Tax-Free Trust of Oregon]

ACTION REQUESTED

Shareholder Name
Address
Address
Address

Reference Number:

Re:	Special Meeting of Shareholders of Aquila Tax-Free Trust of Oregon

Dear Shareholder:

We sent you proxy materials in March that require your attention.  We have made further attempts to obtain your vote.  Your voice is important in this voting process. The shareholder meeting scheduled for May 29, 2020 is quickly approaching.

Shareholders of the Fund are being asked to approve an Agreement and Plan of Reorganization and to elect Trustees. Your Board has approved the proposals and recommends that you vote “FOR” the proposals described in the combined proxy statement and prospectus.  As detailed in the materials, efficiencies are expected to be achieved with the Reorganization as well as with the election of the nine Trustees, including lower aggregate Trustee fees and expenses and costs associated with holding Board and committee meetings.

If we do not obtain enough votes to pass the proposals, we may have to adjourn and continue to request shareholder participation to obtain the necessary passing requirement.  To avoid the additional costs of follow-up mailings, please exercise your right to vote on this matter.

To cast your vote and eliminate additional communications regarding the meeting, please call Computershare, the Fund’s proxy solicitor, toll free at 1 866-905-8160 at your earliest convenience.  Representatives are available 9:00 a.m. - 11:00 p.m. ET Monday - Friday and 12:00 p.m. - 6:00 p.m. ET Saturday.  You will be asked for the reference number above to locate your voting record.

Thank you for your investment in Aquila Tax-Free Trust of Oregon.  We appreciate your participation in this important shareholder vote.

Sincerely,

Diana Herrmann
Vice Chair and President

Hello. This is Diana Herrmann, President and Vice Chair of Aquila Tax-Free Trust of Oregon, as well as a Trustee and fellow shareholder. I am calling about an important matter regarding your investment in Aquila Tax-Free Trust of Oregon.

We recently sent you proxy materials requesting your vote related to your investment.  The shareholder meeting is fast approaching and as of today we have not received your vote. Please call 1-866-905-8160 to vote your proxy now.

Every shareholder's vote is important regardless of the size of your investment. Please, we need your vote before the shareholder meeting on May 29, 2020.

If you have your proxy materials, you can vote via the internet or touch-tone telephone using the instructions on your proxy ballot.

If you do not have your materials, you can vote by calling our proxy agent services toll free at 1-866-905-8160. Again, that’s 1-866-905-8160.

Voting will only take a moment and save your Fund the added expense of additional mailings and phone calls.

Thank you so very much for voting!  We hope you are staying safe and healthy during these challenging times.  Have a nice day.